Exhibit 10.1

CBRL GROUP, INC.
and
SUBSIDIARIES

FY 2007 Annual Bonus Plan

ARTICLE I
General

1.1  Establishment of the Plan. Pursuant to the 2002 Omnibus Incentive Compensation Plan (the "Omnibus Plan"), the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of CBRL Group, Inc. (the “Company”) hereby establishes this FY 2007 Annual Bonus Plan (the "ABP").

1.2  Plan Purpose. The purpose of this ABP is to specify appropriate opportunities to earn an Annual Bonus in order to reward officers of the Company and of its subsidiaries for the Company's financial performance during fiscal year 2007 and to further align their interests with those of the shareholders of the Company.

1.3  ABP Subject to Omnibus Plan. This ABP is established pursuant to, and it comprises a part of the Omnibus Plan. Accordingly, all of the terms of the Omnibus Plan are incorporated in this ABP by reference as if included verbatim. In case of a conflict between the terms and conditions of the ABP and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede and control the issue.

ARTICLE II
Definitions

2.1  Omnibus Plan Definitions. Capitalized terms used in this ABP without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.

2.2  Other Definitions. In addition, whenever used in this plan, the following terms have the meanings set forth below:

(a)  "Additional Performance Factor" is that portion of the Annual Bonus based upon the degree of achievement from continuing operations of 2007 Plan Income, revenue growth and operating margins during the Company's 2007 fiscal year, and it ranges from 100% to a high of 225%, calculated according to Schedule 1 attached to and part of this ABP.

(b)  "Annual Performance Bonus Component" is that portion of the Annual Bonus based upon the degree of achievement of Threshold Income during the Company's 2007 fiscal year and earned as follows:

Annual Performance Bonus
2007 Income Achieved	Component
Less than Threshold Income	0
Threshold Income	60%
Ratably above Threshold
up to 2007 Plan Income	Between 60% and 100%
2007 Plan Income	100%

     (c)  "Company Performance Factor” means a percentage resulting from multiplying the Additional Performance Factor by the Annual Performance Bonus Component.

(d)  “Performance Period” means the Company's 2007 fiscal year.

(e)  “2007 Income” means operating income from continuing operations during the 2007 fiscal year, excluding, in either event, extraordinary gains or losses and the effects of any acquisitions (other than the opening of restaurant facilities by the Company and its principal operating subsidiaries in the ordinary course of business).

(f)  “2007 Plan Income” means approved 2007 Annual Plan operating income from continuing operations.

(g)  "Threshold Income" means operating income from continuing operations in fiscal year 2006.

(h)  “Target Bonus” means an Award equal to a Participant's applicable base salary for the Company's 2007 fiscal year multiplied by that Participant's Target Percentage.

(i)  “Target Percentage” means a percentage applicable to each Participant that has been established by the Committee within the first 90 days of the Company's 2007 fiscal year or, in the case of new hires or Participants who are promoted, established at the time of hiring or promotion, consistent with those established for the same or similar position by the Committee within the first 90 days of the 2007 fiscal year.

ARTICLE III
Eligibility and Participation

3.1  Eligibility. The Participants in the ABP shall be those persons designated by the Committee during the first 90 days of the Company's 2007 fiscal year, and those hired or promoted during the fiscal year and at that time designated as Participants by the Committee.

ARTICLE IV
Awards

4.1  Qualified Performance Measures. The Qualified Performance Measure for the ABP shall be a combination of the Annual Performance Bonus Component and the Additional Performance Factor during the Company's 2007 fiscal year as specified in the Company’s 2007 Annual Plan and in this ABP.

4.2  Calculation and Payment of Awards. After the close of the Performance Period, the Committee shall certify in writing the achievement of the applicable Qualified Performance Measures and the amounts of any Awards payable to the Participants under all applicable formulas and standards. The Award due any Participant shall be calculated by multiplying the Company Performance Factor times the Target Bonus. The Award amount shall be paid to each Participant within a reasonable time after certification of the achievement of the Qualified Performance Measures by the Committee.

ARTICLE V
Termination of Employment

5.1  Termination of Employment. Except upon death or disability, if, prior to the certification of the Award as set forth in Section 4.2, a Participant’s employment is terminated or the Participant voluntarily resigns, all of the Participant’s rights to an ABP Award for the Performance Period shall be forfeited. If a Participant’s employment is terminated because of a Participant's death or disability, the Award shall be reduced to reflect only the period of employment prior to termination. The adjusted award shall be based upon the number of days of employment during the Performance Period. In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company’s then-effective group long-term disability insurance benefit for officers. The pro-rated Award thus determined shall be payable at the time specified in Section 4.2.